Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 (the “Registration Statement”) of BarFresh Food Group, Inc. of our report dated June 30, 2014, with respect to the consolidated balance sheets of BarFresh Food Group, Inc. as of March 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the years then ended which report appears in the March 31, 2014 annual report on Form 10-K of BarFresh Food Group, Inc.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Eide Bailly LLP

Greenwood Village, Colorado April 10, 2015